                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 3


                       Harte-Hanks Communications, Inc.
                   -----------------------------------------
                               (Name of Issuer)



                         Common Stock, $1.00 par value
                   -----------------------------------------
                        (Title of Class of Securities)



                                   416196103
                   -----------------------------------------
                                (CUSIP Number)




                               Page 1 of 8 Pages

---------------
CUSIP NO.
416196103
---------------

--------------------------------------------------------------
1.    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Goldman, Sachs & Co.
--------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

                                                    (a)
                                                    (b) _____
--------------------------------------------------------------
3.    SEC Use Only


--------------------------------------------------------------

4.    Citizenship or place of  Organization

                    New York
--------------------------------------------------------------
Number of           5.  Sole Voting Power
Shares
Beneficially                0
Owned By            --------------------------------
Each                6.  Shared Voting Power
Reporting
Person With                 227,513
                    --------------------------------
                    7.  Sole Dispositive Power

                            0
                    --------------------------------
                    8.  Shared Dispositive Power

                            227,513
                    --------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

      227,513
--------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

      0.6%
--------------------------------------------------------------
12.  Type of Reporting Person

        BD-PN-IA
--------------------------------------------------------------


                               Page 2 of 8 Pages

---------------
CUSIP NO.
416196103
---------------

--------------------------------------------------------------
1.  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     The Goldman Sachs Group, L.P.

--------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group

                                                     (a)
                                                     (b) _____

--------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------
4.  Citizenship or place of  Organization

                Delaware
--------------------------------------------------------------
Number of           5.  Sole Voting Power
Shares
Beneficially                2,261
Owned By            ---------------------------------
Each                6.  Shared Voting Power
Reporting
Person With                 227,513
                    ---------------------------------
                    7.  Sole Dispositive Power

                            2,261
                    ---------------------------------
                    8.  Shared Dispositive Power

                            227,513

                    ---------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

     229,774
--------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.6%
--------------------------------------------------------------
12.  Type of Reporting Person

        HC-PN
--------------------------------------------------------------


                               Page 3 of 8 Pages

---------------
CUSIP NO.
416196103
---------------

--------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Advisory Partners, L.P.
--------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                  (a)
                                                  (b) _____
--------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------
4.   Citizenship or place of  Organization

                   Delaware
--------------------------------------------------------------
Number of           5.  Sole Voting Power
Shares
Beneficially               0
Owned By            ---------------------------------
Each                6.  Shared Voting Power
Reporting
Person With                65
                    ---------------------------------
                    7.  Sole Dispositive Power

                           0
                    ---------------------------------
                    8.  Shared Dispositive Power

                           65
                    ---------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      65
--------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

      0.0%
--------------------------------------------------------------
12.  Type of Reporting Person

        PN
--------------------------------------------------------------


                               Page 4 of 8 Pages

---------------
CUSIP NO.
416196103
---------------
--------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     GS Capital Partners, L.P.
--------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                   (a)
                                                   (b) _____
--------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------
4.   Citizenship or place of  Organization

                   Delaware
--------------------------------------------------------------
Number of           5.  Sole Voting Power
Shares
Beneficially               0
Owned By            ---------------------------------
Each                6.  Shared Voting Power
Reporting
Person With                65
                    ---------------------------------
                    7.  Sole Dispositive Power
                           0
                    ---------------------------------
                    8.  Shared Dispositive Power

                           65
                    ---------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      65
--------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

      0.0%
--------------------------------------------------------------
12.  Type of Reporting Person

        PN
--------------------------------------------------------------


                               Page 5 of 8 Pages

---------------
CUSIP NO.
416196103
---------------
--------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     GS Advisors, L.P.
--------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                   (a)
                                                   (b) -----
--------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------
4.   Citizenship or place of  Organization

                   Delaware
--------------------------------------------------------------
Number of           5.  Sole Voting Power
Shares
Beneficially                0
Owned By            ---------------------------------
Each                6.  Shared Voting Power
Reporting
Person With                 65
                    ---------------------------------
                    7.  Sole Dispositive Power

                            0
                    ---------------------------------
                    8.  Shared Dispositive Power

                            65
                    ---------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      65
--------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

      0.0%
--------------------------------------------------------------
12.  Type of Reporting Person

        PN
--------------------------------------------------------------


                               Page 6 of 8 Pages

Item 4.  Ownership.
               Not applicable. The percent of the class beneficially owned as of December 31, 1996 did not exceed five percent.


Item 5.  Ownership of Five Percent or Less of a Class.
               If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of
               securities, check the following   X  .
                                               -----



                               Page 7 of 8 Pages

                                   SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997


THE GOLDMAN SACHS GROUP, L.P.                GOLDMAN, SACHS & CO.
By: The Goldman Sachs Corporation,
    its general partner

By:  /s/ Richard A. Friedman                 By:  /s/ Richard A. Friedman
   ------------------------------                -----------------------------
Name: Richard A. Friedman                    Name: Richard A. Friedman
Title: Executive Vice President              Title: Managing Director



GS CAPITAL PARTNERS, L.P.                    GS ADVISORS, L.P.
By: GS Advisors, L.P., its general partner   By: GS Advisors, Inc., its
By: GS Advisors, Inc., its general partner   general partner


By:  /s/ Richard A Friedman                  By:   /s/ Richard A. Friedman
   -------------------------------              -----------------------------
Name: Richard A. Friedman                    Name: Richard A. Friedman
Title: President                             Title: President



ADVISORY PARTNERS, L.P.


By:  /s/ Richard A. Friedman
   --------------------------------
Name: Richard A. Friedman
Title: General Partner



                               Page 8 of 8 Pages